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                                                                   EXHIBIT 10.28

                          SCHEIN PHARMACEUTICAL, INC.

                   1993 BOOK EQUITY APPRECIATION RIGHTS AWARD



To


          Schein Pharmaceutical, Inc. ("SPINC") has adopted the Schein Pharmaceutical 1993 Book Equity Appreciation Rights Program (the "Program"). The Program Committee has determined that you are eligible to receive Book Equity Appreciation Rights ("BEARs") under the Program and has granted you 60 BEARs, subject to the following terms and conditions:


1.   The date of grant is

2.   The Book Value per Share-Grant Date of each BEAR hereunder is $321.92.

3. Generally, one-third of the BEARs granted to you will vest on each of the three December 31's immediately following the date of grant. Please consult the Program plan document for a more detailed discussion of the vesting schedule.

4. Generally, you will be able to exercise your vested BEARs, in whole or in part, any time prior to your Termination of Employment. With respect to each vested BEAR so exercised prior to your Termination of Employment, you will be entitled to an amount equal to the excess Book Value per Share-as Adjusted-Applicable Date of such BEAR as of the date of exercise over the Book Value per Share-Grant Date of such BEAR. Except as otherwise provided in the Program, with respect to each vested BEAR not exercised prior to your Termination of Employment, you will be entitled to an amount equal to the excess of the Book Value per Share-as Adjusted-Applicable Date over the Book Value per Share-Grant Date of such BEAR; the amount so due to you will be paid either in a lump sum or in installments over approximately five years, as determined by the Committee in its sole discretion.


5. In certain circumstances set forth in the Program plan document, the BEARs granted to you herein shall become fully vested, and the amount due to you therefor will be paid either in a lump sum or in installments as set forth above.
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          The grant of BEARs under the Program enables you to share in the increase in SPINC's Book Value after the date your BEARs are granted. This letter is intended to provide you with a summary of the terms and conditions under which your BEARs have been granted. If any conflict should arise between the summary in this letter and the Program plan document, or if any point is not covered in this letter or is only partially covered, the terms of the Program plan document shall govern. All capitalized terms used herein shall have the respective meanings set forth in the Program plan document.


Date:  November 22, 1993

                                 SCHEIN PHARMACEUTICAL, INC.



                                 By:
                                    -----------------------------
                                      Authorized Officer